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                                                                     EXHIBIT 5.3


                                  June 8, 1998



Suiza Foods Corporation
3811 Turtle Creek Boulevard
Suite 1300
Dallas, Texas 75219

Ladies and Gentlemen:

         We have acted as New York counsel to Suiza Foods Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 12,000,000 shares of 5 1/2% Trust Convertible Preferred Securities (the "Preferred Securities") of Suiza Capital Trust II, a Delaware business trust, $600,000,000 aggregate principal amount of 5 1/2% Convertible Subordinated Debentures due 2028 (the "Debentures") of the Company, 7,668,000 shares of Common Stock, par value $.01 per share of the Company, and Preferred Securities Guarantees of the Company (the "Guarantees") with respect to the Preferred Securities. The Debentures are issued under the Indenture, dated as of March 24, 1998, by and between the Company and Wilmington Trust Company, as trustee (as amended or supplemented to the date hereof, the "Indenture"). The Guarantees are issued under the Guarantee Agreement, dated as of March 24, 1998, by and between the Company and Wilmington Trust Company, as trustee. Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of the Debenture set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the














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conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Debentures and the Guarantees have been duly authorized by the Company for issuance and are the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         The opinion expressed herein is limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.




                                        Very truly yours,

                                        /s/  Weil, Gotshal & Manges, LLP